News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Email: investor.relations@tlcvision.com

TLCVision Announces the Opening of a
LASIK Select Center in Roanoke, Virginia

ST. LOUIS, MO, — January 24, 2006 – TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today the opening of a LASIK Select® center in Roanoke, Virginia.

This is the second of five new centers expected to open in the first quarter, and 10 LASIK Select® centers total for 2006. The LASIK Select® value-priced brand provides high quality LASIK, featuring the latest proven technology and offering patients the ease of simple pricing options.

This LASIK Select® center in Roanoke is located at 3800 Electric Road, Suite 307, one quarter mile from Tanglewood Mall. Learn more about LASIK Select® at www.lasikselectvision.com or by calling 1-866-393-9870.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract, and AMD markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.